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              CABOT OIL & GAS PROVIDES 2001 CAPITAL PROGRAM UPDATE

             IMPACT TO FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

     Houston, January 22, 2002 - Cabot Oil & Gas Corporation (NYSE:COG) today announced the results of its fourth quarter exploration drilling program with mixed results. The Company confirmed its new exploration play at Redfish Bay in south Texas with three initial successes based on log analysis. Cabot also experienced another success on CL&F, two dry holes in the West and is waiting on results from two additional exploration wells.

     Cabot's first three wildcats in Redfish Bay encountered log pay in the anticipated intervals. Poblano, Serrano and Habanero logged 96 feet, 34 feet and 33 feet of net pay, respectively. Completion activity is underway on each prospect with a fourth well currently drilling. Production is anticipated in the second quarter with Cabot having an average working interest of 70%. "We are pleased with the initial success of our Redfish Bay drilling and we expect to initiate additional drilling in the area during 2002," said Ray Seegmiller, Chairman and Chief Executive Officer.

     At Beignet on the CL&F acreage (33% working interest), the Company logged 32 feet of net pay in the Tex W sand; however, a deep targeted Cib Op formation was not productive. "While we are somewhat disappointed with this, we have experienced phenomenal success in south Louisiana overall since the inception of our exploration drilling program including 13 successful wells in 17 attempts resulting in over 90 Bcfe of reserves," commented Seegmiller. "We will take what we have learned here and apply it to our current inventory of 14 exploration prospects in the area."
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CABOT OIL & GAS / 2

     In the West, Cabot experienced dry holes at the Hell's Half Acre prospect (18% working interest) in the Boone Dome project in Wyoming and the Sawtooth prospect (95% working interest) in the Paradox basin. Extensive flow testing from several formations indicated a non-commercial well at Sawtooth.

     "In these instances we are going to have to reassess the merits of the look-alike prospects in these areas before proceeding with further exploration drilling," said Seegmiller. "This evaluation will not affect the 2002 capital program since with the current outlook for depressed natural gas prices, our capital budget (excluding acquisitions) has been reduced from approximately $205
million in 2001 to about   $100 million for 2002."

FINANCIAL IMPACT

     Guidelines require that costs incurred on any exploration well determined to be dry before filing the company's year-end and quarterly reports with the Securities and Exchange Commission must be included in the recorded results for the reported period. These two dry holes combined with other fourth quarter exploration activity, including seismic acquisition, will give Cabot $24 million of exploration expense for the quarter and $64 million for the year 2001. Total exploration expense for the fourth quarter consists primarily of $12 million for seismic and $9 million for dry holes.

     "With commodity prices falling during the second half of last year, we saw opportunities to acquire additional seismic that potentially provide long term benefits for Cabot," stated Seegmiller. "Our 3-D database now stands at 9,800 square miles, up from 2,200 at the start of the year, with much of this increase occurring as the result of investments in December."

     The remaining wells which may have a 2001 financial impact requiring inclusion in the 2001 financial statements are the Speidel well in Appalachia and the Impac well in south Louisiana. The Speidel well is the deep Trenton exploration well that was delayed while waiting for a rig with 12,000 feet capability. The well is currently under evaluation and testing.
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CABOT OIL & GAS / 3

     After further analysis of the well log in conjunction with the seismic data, the Impac well was determined to be short of its targeted horizon and is now drilling an incremental 1,000 feet to 20,500 feet. "We are cautious in our outlook since these wells had an average predrill probability of success of only 15%," said Seegmiller. If Cabot determines these wells are dry prior to filing its SEC Form 10-K, the Company would be required to expense the cost incurred on the wells through December 31, 2001, which totals $7.7 million pretax. This translates into $.16 per share of total exposure.

     Seegmiller added, "Cabot normally does not have this many high risk, high potential wells drilling at one time. However, due to the difficult drilling environment experienced with these wells, each reached total depth almost simultaneously."

     Cabot also announced that as part of its year-end review, one field (Starpath) failed its impairment test resulting in a one-time charge of $5.2 million pretax to fourth quarter performance. Commenting on the impairment Seegmiller said, "This field was originally a south Texas exploration play looking for the deep Wilcox formation. However, after only shallow success, we have elected to stop further investment in the field."

     Cabot Oil & Gas Corporation will release 2001 year-end and fourth quarter results Thursday evening January 24, 2002. A live webcast of the teleconference is available on Friday, January 25, 2002, at 9:30 AM EST at www.cabotog.com.

     Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading domestic independent natural gas producer and marketer with substantial interests in the onshore Texas and Louisiana Gulf Coast, Rocky Mountains, Appalachia and Mid-Continent. For additional information, visit the Company's Internet homepage at www.cabotog.com.

                                     * * *

     The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs and other factors detailed in the Company's Securities and Exchange Commission filings.

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